Exhibit 10.2

2005 AMENDED AND RESTATED

CREDIT AGREEMENT

(REVOLVING LOAN)

BY AND BETWEEN

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS LENDER,

AND

GAIAM, INC., AND THE RESTRICTED SUBSIDIARIES

AS BORROWER

DATED AS OF JULY 29, 2005

CREDIT AGREEMENT
(REVOLVING LOAN)

Recitals

A.                                   WELLS FARGO BANK WEST, N.A. and GAIAM, INC. and its 100% owned subsidiaries, entered into that certain Loan Agreement (“2002 Credit Agreement”) dated as of December 31, 2002 (“Original Effective Date”).

B.                                     The parties to the 2002 Credit Agreement desire to make certain amendments to, but not to discharge any indebtedness or other obligations owing under, the 2002 Credit Agreement, as incorporated in this 2005 Amended and Restated Credit Agreement which, upon satisfaction of the provisions in Section 8.1 thereof, shall replace in its entirety the 2002 Credit Agreement.

Agreement

THIS 2005 AMENDED AND RESTATED CREDIT AGREEMENT (“Credit Agreement”) is entered into as of July 29, 2005 (“Effective Date”), by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor in interest to Wells Fargo Bank West, N.A.) as lender (“Lender”) and GAIAM, INC., a corporation formed under the laws of the State of Colorado, whose address is 360 Interlocken Boulevard, Suite 300, Broomfield, Colorado 80021 (“Gaiam”) and the Persons identified on Schedule 1 hereto (“Restricted Subsidiaries” and, collectively with Gaiam, the “Borrower”).

ARTICLE 1.  DEFINED TERMS

As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

1.1                                 AAA:  shall have the meaning set forth in Subsection 13.4.1.

1.2                                 Accounts Aging Report:  shall have the meaning set forth in Subsection 9.2.15.

1.3                                 Accounts Receivable:  means all rights to payment for goods sold or leased or for services rendered whether or not earned by performance, including those evidenced by an instrument or chattel paper (as those terms are defined in the Colorado Uniform Commercial Code).

1.4                                 Additional Costs:  shall have the meaning set forth in Section 13.10.

1.5                                 Advance Date:  a day (which shall be a Banking Day) on which a Revolving Advance is made.

1.6                                 Affiliate:  means, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.7                                 Aggregate LC Commitment:  shall be $15,000,000.00.

1.8                                 Applicable Lending Office:  means for each type of Revolving Advance the lending office of Lender designated as such for such Revolving Advances on its signature page hereof or such other office of Lender as Lender may from time to time specify to Borrower as the office by which its Revolving Advances of such type are to be made and maintained.

1.9                                 Authorized Officer:  shall have the meaning set forth in Subsection 8.1.5.

1.10                           Bank Debt:  all amounts owing under the Revolving Note, fees, and all interest, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents.

1.11                           Banking Day:  any day (a) other than a Saturday or Sunday and other than a day which is a Federal legal holiday or a legal holiday for banks in the State of Colorado, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation of or conversion into, or a LIBO Rate Period for, a LIBO Rate Loan, or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or LIBO Rate Period, on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

1.12                           Base LIBOR:  means a rate of interest per annum equal to the rate as published in the Eastern Edition of the Wall Street Journal on the Banking Day corresponding to the first day of each LIBO Rate Period (including LIBO Rate Periods that occur on account of the automatic renewal of a pervious LIBO Rate Period as provided in Subsection 4.1.2 hereof) as the Inter-Bank Market Offered Rate for delivery of funds on such date for a 30-day period and in an amount approximately equal to the principal amount to which it would apply, with the understanding that such rate is utilized by Lender for the purpose of calculating effective rates of interest for loans making reference thereto.

1.13                           Base Rate:  means at any time the rate of interest most recently announced by Lender as its Prime Rate, from time to time which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, adjusted by the Base Rate Margin.

1.14                           Base Rate Loan:  shall have the meaning set forth in Subsection 4.1.1.

1.15                           Base Rate Margin:  negative 50 basis points.

1.16                           Borrower Benefit Plan:  means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, including the following: (a) any funded “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA; (b) any “multiemployer plans,” as defined in Section 3(37) of ERISA; (c) any “employee pension benefit plan” as defined in Section 3(2) of ERISA; (d) any “multiple employer plan” within the meaning of Section 413 of the Code; (e) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (f) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; (g) a “welfare benefit fund” within the meaning of Section 419 of the Code; or (h) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees, which is maintained by the Borrower or in which Borrower participates or to which Borrower is obligated to contribute, but excluding any such plan, arrangement, association or fund that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens.

1.17                           Borrower Pension Plan:  means each Borrower Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401(a) of the Code.

1.18                           Borrower Account:  means the deposit accounts for each Borrower maintained at Lender and described on Exhibit 1.18 hereto.

1.19                           Borrowing Base:  means the sum of the following amounts determined on any date pursuant to the most recent Borrowing Base Certificate (subject to adjustment based upon any audit done by Lender):

(a)                                  Seventy percent (70.0%) of the net unpaid amount of all Eligible Receivables; plus

(b)                                 Forty percent (40.0%) of the value of all Eligible Inventory, with such value determined at the lower of cost or market in accordance with GAAP.

1.20                           Borrowing Base Certificate: means the certificate so titled periodically provided by Borrower to Lender and in the form of Exhibit 1.20 hereto.

1.21                           Borrowing Notice:  shall have the meaning set forth in Section 2.2.

1.22                           Capital Expenditures:  means an expenditure for the purchase of any fixed asset as determined in accordance with GAAP.

1.23                           Capital Lease:  means any lease of property (whether real, personal or mixed) by a Person, the discounted present value of the rental obligations of such Person as lessee under such lease, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

1.24                           Cash Collateral Account:  means an account for the deposit of funds established with Lender, or with such other financial institution as shall be approved by Lender.

1.25                           Casualty Event:  means a loss or taking caused by or resulting from a fire, earthquake, explosion, wind, rain, or condemnation, or substantially similar occurrence.

1.26                           Casualty Proceeds:  the amount received on account of a Casualty Event from insurance, condemnation award, judgment, or settlement.

1.27                           Change in Law:  shall have the meaning set forth in Subsection 4.2.2.

1.28                           Closing Date:  that date, which must occur on or before July 29, 2005, on which Lender and Borrower have executed all Loan Documents to which they are parties and on which all of the conditions set forth in Section 8.1 of this Credit Agreement have been met.

1.29                           Code:  means the Internal Revenue Code of 1986, as amended.

1.30                           Collateral:  shall have the meaning set forth in Section 6.1.

1.31                           Committed Advances:  means the principal amount of all Revolving Advances which Lender is obligated to make as a result of Borrower having made a Borrowing Notice pursuant to Section 2.3 hereof, but which has not been funded.

1.32                           Compliance Certificate:  a certificate of the chief financial officer of Borrower acceptable to Lender and in the form attached hereto as Exhibit 1.32.

1.33                           Consolidated Subsidiaries:  means, considered together, (a) each of Gaiam’s Subsidiaries and (b) the following entities in which Gaiam has an equity ownership interest in excess of fifty percent (50.0%): (i) Natural Habitat, Inc., and (ii) Gaiam Limited.

1.34                           Conversion Request:  shall have the meaning set forth in Subsection 4.1.2.

1.35                           Corporate Officer:  shall have the meaning set forth in Section 1.70.

1.36                           Current Assets:  means with respect to any Person, current assets less receivables and investments in or other amounts due from any shareholder, director, officer, employee or any person or entity related to, or an Affiliate of, such Person, determined in accordance with GAAP.

1.37                           Current Liabilities:  means with respect to any Person the aggregate amount of such Person’s items properly shown as current liabilities on its balance sheet, determined in accordance with GAAP.

1.38                           Default Interest Rate:  a rate of interest equal to 400 basis points in excess of the Base Rate in effect from time to time.

1.39                           Delinquent Accounts:  means Accounts Receivable unpaid sixty (60) days after the due date therefore.

1.40                           Eligible Inventory:  means all of the Inventory of Borrower in which Lender has a first lien security interest (subject only to liens permitted under this Credit Agreement in Section 10.2 or otherwise herein), and which meets the following requirements:  (a) is not located at premises outside of the United States; (b) does not constitute bill and hold goods except to the extent that the Account Receivable arising from the sale of such goods does not constitute an Eligible Receivable; (c) is currently listed for sale in Borrower’s current catalogs or websites, will be listed for sale in future catalogs or on the website, and does not constitute unserviceable, obsolete or slow moving Inventory; (d) does not constitute returned, damaged and/or defective Inventory (including, but not limited to, VHS tapes returned by customers for refund, replacement by DVDs, or otherwise); and (e) is not Inventory purchased on consignment.  Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.41                           Eligible Receivables:  means all of the Accounts Receivable of Borrower in which Lender has a first lien security interest (subject only to liens permitted under this Credit Agreement in Section 10.2 or otherwise herein), and which meet the following requirements:  (i) arise from the actual bona fide sale, in the ordinary course of business, of Inventory on ordinary trade terms and in accordance with the terms and provisions contained in any documents related thereto; (ii) are evidenced by an invoice; and (iii) are net of any credit, trade or other allowance given to the account debtor thereof.  “Eligible Receivables” shall not include any Accounts Receivable which fall into any one or more of the following categories:

(a)                                  The Accounts Receivable of any account debtor twenty-five percent (25%) or more of whose Accounts Receivable are Delinquent Accounts;

(b)                                 Which are Delinquent Accounts;

(c)                                  With respect to which the account debtor is an Affiliate of Borrower or an employee of Borrower;

(d)                                 With respect to which the account debtor has asserted in writing any defense, counterclaim, or right to discount, whether well founded or otherwise, or which is subject to liens, encumbrances, or rights in favor of Persons other than Lender (other than liens permitted under this Credit Agreement in Section 10.2 or otherwise), or which are subject to any offset or deduction;

(e)                                  With respect to which the account debtor is the subject of dissolution, liquidation or termination proceedings, or with respect to which there has been commenced a voluntary or involuntary proceeding under any provision of the bankruptcy or insolvency laws or with respect to which there has been an assignment for the benefit of creditors;

(f)                                    With respect to which payment by the account debtor may be conditional pursuant to the terms of the engagement;

(g)                                 With respect to which the account debtor is not a resident of, or have its chief executive office located in, the United States, except to the extent such accounts are supported by (i) an irrevocable letter of credit (the original of which is delivered to Lender or a representative of Lender) issued or confirmed by a bank chartered under the laws of the United States or any state and which has combined capital, surplus and undivided profits of at least $250,000,000.00, or (ii) insurance, bonds or other assurances reasonably satisfactory to Lender; provided that Accounts Receivable of Borrower which otherwise qualify as Eligible Receivables may be treated as Eligible Receivables up to a maximum of $500,000.00 in the aggregate even though the chief executive office of the account debtor or debtors thereof is located in Canada.

(h)                                 With respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; provided that this clause (h) shall not apply to Accounts Receivable where the account debtor is Whole Foods Market, Inc.;

(i)                                     With respect to which goods have not been shipped, or the services have not been rendered, to the account debtor;

(j)                                     That portion of any Accounts Receivable which represent interim or progress billings or retention rights on the part of the account debtor thereunder;

(k)                                  The Accounts Receivable of the account debtor thereunder, and its Affiliates, constitute more than fifty percent (50%) of all otherwise Eligible Receivables (but the portion of the Accounts Receivable of such account debtor not in excess of such percentage may be deemed Eligible Receivables); or

(l)                                     With respect to which the account debtor is a federal, state, or local government or any department or agency thereof and the aggregate amount of Accounts Receivable owed by such account debtor is in excess of $10,000.00.

Accounts Receivable which are not Eligible Receivables shall nevertheless be part of the Collateral.

1.42                           Environmental Laws:  means any federal or state law relating to the public health, safety, industrial hygiene, pollution or the environment, including laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Substances into the workplace, the community or the environmental conditions, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, and including, without limitation, the Comprehensive environmental Response Compensation and Liability Act of 1980 as amended, 42 U.S.C. 9601-9657 (“CERCLA”), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987 (“RCRA”) , the Superfund Amendments and Reauthorization Act (“SARA”), and the Federal Toxic Substances Control Act, as each may be amended from time to time.

1.43                           Environmental Regulations:  as defined in the definition of Hazardous Substances.

1.44                           ERISA:  shall have the meaning set forth in Section 7.10.

1.45                           ERISA Affiliate:  means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with Borrower under Section 414(m) or 414(o) of the Code.

1.46                           Event of Default:  shall have the meaning set forth in Section 12.1.

1.47                           Fiscal Quarter:  means each three month period during Borrower’s Fiscal Year commencing with the first day of such Fiscal Year.

1.48                           Fiscal Year:  shall have the meaning set forth in Section 7.15.

1.49                           GAAP:  generally accepted accounting principles in the United States of America, applied consistently, as in effect from time to time.

1.50                           Hazardous Substances:  dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto (“Environmental Regulations”), and also including urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.

1.51                           Indebtedness:  means as to any Person:  (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under Capital Leases; (c) obligations of such Person arising under bankers’ or trade acceptance facilities; (d) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor of another Person against loss; (e) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and (f) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition.

1.52                           Indemnified Parties:  shall have the meaning set forth in Section 11.1.

1.53                           Intangible Assets:  means license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory) and goodwill (all determined in accordance with GAAP).

1.54                           Intellectual Property:  shall have the meaning set forth in Section 7.18.

1.55                           Inventory:  means finished goods, held for sale or to be furnished under a contract of service, but excluding raw materials, work in process, or materials used or consumed in a business.

1.56                           LC Issuance Fee:  shall have the meaning set forth in Subsection 3.2.3.

1.57                           LC Request:  shall have the meaning set forth in Section 3.1.

1.58                           Letters of Credit:  shall have the meaning set forth in Section 3.1.

1.59                           LIBO Effective Date:  shall have the meaning set forth in Subsection 4.1.2.

1.60                           LIBO Rate:  means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBO Rate =	Base LIBOR
100% - LIBOR Reserve Percentage

adjusted by the addition of the LIBO Rate Margin.

1.61                           LIBO Rate Loan:  shall have the meaning set forth in Subsection 4.1.2.

1.62                           LIBO Rate Margin:  275 basis points.

1.63                           LIBO Rate Period:  shall have the meaning set forth in Subsection 4.1.2.

1.64                           LIBO Request:  shall have the meaning set forth in Subsection 4.1.2.

1.65                           LIBOR Reserve Percentage.:  means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender for expected changes in such reserve percentage during the applicable LIBO Rate Period.

1.66                           Licensing Laws:  shall have the meaning set forth in Section 7.4.

1.67                           Loan Documents:  this Credit Agreement, the Revolving Note, the Security Documents, and other documents required to grant to Lender a perfected security interest in the Collateral.

1.68                           Loans:  means, collectively, all Base Rate Loans and all LIBO Rate Loans outstanding at any time.

1.69                           Mandatory Prepayments:  shall have the meaning set forth in Section 5.5.

1.70                           Material Adverse Effect:  means: (a) a material adverse effect on the financial condition, results of operation, business or property of Borrower; (b) a material adverse effect on the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents; or (c) a material adverse effect upon the ability of Lender to enforce its rights and remedies under the Loan Documents.

1.71                           Material Agreements:  shall have the meaning set forth in Section 7.16.

1.72                           Multiemployer Plan:  means a Borrower Benefit Plan defined as such in Section 3(37) of ERISA.

1.73                           Net Worth:  means total owner’s equity.

1.74                           Officer:  means (a) in the case of a corporation, any chief executive officer, chief operational officer, chief financial officer, president, vice president, secretary, treasurer, assistant vice president, assistant secretary, assistant treasurer, or other corporate officer (“Corporate Officer”); (b) in the case of a partnership, any general partner, manager, and any other individual whose duties generally correspond to those performed by any Corporate Officer; (c) in the case of a limited liability company, the manager(s), any member, and any other individual whose duties generally correspond to those performed by any Corporate Officer; and (d) in the case of any other association, any individual whose duties generally correspond to those performed by any Corporate Officer.

1.75                           Organization Documents:  in the case of a corporation, its articles or certificate of incorporation and bylaws; in the case of a partnership, its partnership agreement and certificate of limited partnership, if applicable; in the case of a limited liability company, its articles of organization and its operating agreement.

1.76                           PBGC:  shall have the meaning set forth in Section 7.10.

1.77                           Permitted Encumbrance:  shall have the meaning set forth in Section 7.12.

1.78                           Person:  any individual, corporation, limited liability company, association, partnership, trust, organization, government, governmental agency, or other entity.

1.79                           Potential Default:  any event, other than an event described in Section 12.1(a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default.

1.80                           Profitable Operations:  means Gaiam and all of the Consolidated Subsidiaries have, in the aggregate, achieved positive net income based on the most recent 10K report filed by Borrower with the Securities and Exchange Commission, or based on such comparable information as may be required by Lender in the event Borrower is not required to file a 10K report.

1.81                           Prohibited Transaction:  means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.

1.82                           Regulatory Change:  shall have the meaning set forth in Section 13.10.

1.83                           Reportable Event:  means any of the events set forth in Section 4043(b) of ERISA or in the regulations thereunder.

1.84                           Required License:  shall have the meaning set forth in Section 7.9.

1.85                           Revolving Advance:  shall have the meaning set forth in Section 2.1.

1.86                           Revolving Commitment:  shall be $15,000,000.00.

1.87                           Revolving Facility:  means the loan facility made available to Borrower under Article 2 of this Credit Agreement.

1.88                           Revolving Loan Availability Period:  means the period from the Closing Date until the Banking Day immediately prior to the Revolving Maturity Date.

1.89                           Revolving Loan:  means Loans under the Revolving Facility pursuant to Article 2 hereof.

1.90                           Revolving Maturity Date:  means July 31, 2007.

1.91                           Revolving Note:  shall have the meaning set forth in Section 2.3.

1.92                           Rules:  shall have the meaning set forth in Subsection 13.4.1.

1.93                           Security Documents:  the security agreements, mortgages, deeds of trust, financing statements, pledge agreements, leasehold assignment and consents, assignments and/or other security documents executed by Borrower in favor of Lender to secure Borrower’s performance of its obligations under the Revolving Note and other Loan Documents with a first lien (subject to Permitted Encumbrances) on all accounts, inventory, and equipment of Borrower, in form and substance acceptable to Lender, as any of such documents may be amended from time to time.

1.94                           Subsidiary:  means with respect to any Person:  (a) any corporation in which such Person, directly or indirectly, (i) owns one hundred percent (100%) or more of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity with respect to which such Person, directly or indirectly, (i) owns more than one hundred percent (100%) of the outstanding equity interest thereof, or (ii) has the power under ordinary circumstances to directly or indirectly control the management thereof.

1.95                           Total Liabilities:  means with respect to any Person the aggregate amount of such Person’s items properly shown as liabilities on its balance sheet, determined in accordance with GAAP.

1.96                           Voluntary Payments:  shall have the meaning set forth in Section 5.4.

1.97                           Working Capital:  means Current Assets minus Current Liabilities.

1.98                           Wire Instructions:  payments to Lender shall be by wire transfer in accordance with the following instructions:

Bank:  Wells Fargo Bank N.A.

ABA Routing: 121000248

Ref: Gaiam Inc. Loan #2775220168-67

Account: #0763850720

Account Name: Wires in process-GL

Principal amount $

Interest amount $

ARTICLE 2.  REVOLVING FACILITY

2.1                                 Revolving Facility Loan.  On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred and is continuing, Lender agrees to make advances under the Revolving Facility (“Revolving Advance”) from time to time during the Revolving Loan Availability Period, subject to the following:

2.1.1 Revolving Commitment; Borrowing Base.  Borrower shall not be entitled to request a Revolving Advance in an amount which, when added to the outstanding amount of all previous Revolving Advances plus all Committed Advances under the Revolving Loan plus the undrawn face amount of all outstanding Letters of Credit, would exceed the lesser of: (a) the Revolving Commitment; or (b) the Borrowing Base.

2.2                                 Borrowing Notice.  Any Borrower shall give Lender prior notice by telephone or by written notice sent by facsimile (effective upon receipt) of each request for a Revolving Advance on or before 3:30 P.M. (Mountain time) on the day of making such Revolving Advance.  Each written notice must be in substantially the form of Exhibit 2.2 hereto (“Borrowing Notice”) and must specify (a) the amount of such Revolving Advance (subject to the provisions of Section 4.1 hereof), and (b) the proposed date of making such Revolving Advance.  Each notice by telephone must provide to Lender all of the information required to be provided in a written Borrowing Notice.  Borrower acknowledges that Lender is permitting telephonic requests for Revolving

Advances at Borrower’s request and Lender shall have no liability in acting upon a telephonic request that it believes has been made by a properly authorized Person.  Lender shall, not later than 3:30 P.M. (Mountain time), and upon fulfillment of the applicable conditions set forth in this Section and in Article 8 hereof, make such Revolving Advance available to such Borrower, in immediately available funds, and will transmit such funds to such Borrower’s Borrower Account by wire transfer or otherwise.  Each Borrower acknowledges that all Borrowers shall be jointly and severally liable for the repayment of each Revolving Advance, regardless of which Borrower has requested and received such Revolving Advance.

2.3                                 Revolving Facility Promissory Note.  The obligations of Borrower, and each of them, to Lender under the Revolving Facility, including payment obligations with respect to all Revolving Advances made by Lender shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in substantially the form of Exhibit 2.3 hereto duly completed, in the stated maximum principal amount equal to the Revolving Commitment, payable to Lender for the account of its Applicable Lending Office, and maturing as to principal on the Revolving Maturity Date (“Revolving Note”).

2.4                                 Lender Records.  Lender shall record on its books and records the amount of each Revolving Advance, all payments of principal and interest under the Revolving Note, and the principal balance from time to time outstanding.  Lender’s record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error.  Notwithstanding the foregoing, Borrower will never be required to pay to Lender as principal more than the principal amount of all Revolving Advances made by Lender.

2.5                                 Use of Proceeds.  The proceeds of the Revolving Facility will be used by Borrower for general corporate, including business acquisitions permitted hereunder, and working capital purposes and to fund draws under Letters of Credit (as provided herein), and Borrower agrees not to request or use such proceeds for any other purpose.  Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

ARTICLE 3.  LETTER OF CREDIT FACILITY

3.1                                 Letter of Credit Request.  On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred and is continuing (or if an Event of Default or Potential Default has occurred and is continuing, it has been waived in writing by Lender), Borrower, and each of them, may request the issuance of one or more documentary letters of credit or standby letters of credit for the benefit of Borrower (“Letters of Credit”) by sending, not later than 12:00 noon (Mountain time) on a Banking

Day at least one (1) Banking Day before the issuance date, a request therefore via TSOL, Trade Services On Line (“LC Request”) to Lender.  The LC Request shall set forth the following information with respect to the requested Letter of Credit: (a) the face amount and expiry date, (b) the name of the beneficiary, (c) the terms thereof, and (d) such other information as the Lender shall request.  In no event may the expiry date of a Letter of Credit be later than the Revolving Maturity Date unless at the time of its issuance (x) Lender determines that such extended expiry date is consistent with Borrower’s usual and customary practices for Letters of Credit transactions during the immediately preceding twelve (12) months; and (y) Borrower agrees that, (i) this Credit Agreement and the other Loan Documents shall remain in effective and enforceable solely to enable Lender to fund any draws under each such Letter of Credit, and (ii) at Lender’s option, on the Revolving Maturity Date, Borrower shall take such action as Lender shall require to grant to Lender a security interest in property approved by Lender and sufficient in liquidation value to cover the undrawn face amount of all such Letters of Credit.

3.2                                 Letters of Credit.  No later than 1:00 P.M. (Mountain time) on the second (2nd) Banking Day after the receipt by the Lender of an LC Request (or such later date as may be specified in such LC Request), it shall issue the requested Letter of Credit for any expiry period from seven (7) days to the earlier of (a) 365 days after the date of issuance; or (b) a date which is up to 180 days after the Revolving Maturity Date, subject to the following:

3.2.1 Limitation on Amount.  The face amount of the requested Letter of Credit may not, when added to the undrawn face amount of all Letters of Credit then outstanding, would exceed the lesser of (a) the Aggregate LC Commitment; or (b) an amount which, when added to the outstanding amount of all previous Revolving Advances plus all Committed Advances under the Revolving Loan, would exceed the Revolving Commitment.

3.2.2 Availability.  Letters of Credit may be requested for issuance only during the period commencing on the Closing Date and ending on the Banking Day immediately preceding the Revolving Maturity Date.

3.2.3 Fees.  Borrower shall at the time of issuance, renewal, or reissuance of each Letter of Credit pay to the Lender, a fee (“LC Issuance Fee”) in the amount determined by Lender in accordance with Lender’s policies and fee schedule then in effect regarding Letters of Credit and taking into account Lender’s duties with respect to draws under such Letter of Credit.

3.2.4 Treatment of Draws.  Each draw under a Letter of Credit shall be funded by Lender making a debit to any Borrower Account, and to the extent that there are not sufficient collected funds in any Borrower Account, by Lender making a Revolving Advance under the Revolving Facility.  Each Borrower acknowledges that all Borrowers shall be jointly and severally liable for the repayment of each Revolving Advance to fund a draw on a Letter of Credit, regardless of which Borrower has requested and received such Letter of Credit.

3.3                                 Reimbursement Obligation Unconditional.  All draws under the Letters of Credit are absolutely, unconditionally, and irrevocably reimbursable by Borrower, and each of them individually regardless of which Borrower requested and received such Letter of Credit, and may be funded as a debit to any Borrower Account or as Revolving Advances in accordance with Subsection 3.2.4 hereof, notwithstanding:

(a)                                  Any lack of validity or enforceability of the Letter of Credit, any of the documents referenced in the Letter of Credit, or any other agreement or instrument related to any such documents;

(b)                                 The existence of any claim, setoff, defense or other right which Borrower may have at any time against the beneficiary or any transferee of the Letter of Credit (or any person for whom the beneficiary or transferee may be acting);

(c)                                  Any statement, draft, certificate, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever or the draw certificate was otherwise unauthorized, it being expressly understood and agreed by Borrower that Lender shall not have any liability on account of any lack of authorization or forgery and any recovery from third parties on account of such lack of authorization or such forgery shall be the sole responsibility of Borrower; or

(d)                                 Payment of a draw against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, unless such payment is made as a result of the gross negligence or willful misconduct of Lender as issuer of the Letter of Credit.

ARTICLE 4.  INTEREST AND FEES

4.1                                 Interest.  Interest on the Revolving Note and Revolving Loan shall be calculated as follows:

4.1.1 Base Rate Option.  Except for those periods during which Borrower receives a LIBO Rate Loan pursuant to Subsection 4.1.2 hereof, the outstanding principal balance under the Revolving Note shall bear interest at the Base Rate and shall be deemed a “Base Rate Loan”.

4.1.2 LIBO Rate Option.  From time to time, and so long as no Event of Default has occurred and is continuing, Gaiam may request that the entire balance owing under the Revolving Note bear interest at the LIBO Rate (“LIBO Rate Loan”) by making a written request therefore (“LIBO Request”) to Lender by facsimile, specifying the Banking Day, which must be at least two

(2) Banking Days, and not more than five (5) Banking Days, after the date of the LIBO Request, on which such balance is to begin accruing interest at the LIBO Rate (“LIBO Effective Date”).  Gaiam’s election to convert the balance owing under the Revolving Note to a LIBO Rate Loan shall be in effect and irrevocable for a period of thirty (30) days (or the next succeeding Banking Day in the event that such thirtieth (30th) day is not a Banking Day) commencing on, and including, the LIBO Effective Date (“LIBO Rate Period”) and each LIBO Rate Period shall be automatically extended for an additional thirty (30) days unless, at least three (3) Banking Days before the end of the then current LIBO Rate Period, Gaiam makes a written request (“Conversion Request”) to Lender by facsimile specifying that the entire balance owing under the Revolving Note bear interest at the Base Rate commencing on the Banking Day immediately following the end of the then current LIBO Rate Period and continuing until such time, if ever, that Gaiam makes another LIBO Request to Lender.  Lender shall incur no liability in acting upon a request which it believes in good faith had been made by a properly authorized employee or other representative of Gaiam.  An election for a LIBO Rate Loan shall remain in effect for the LIBO Rate Period then in effect and shall be subject to the automatic renewal provisions contained above in this Section notwithstanding the fact that the balance owing under the Revolving Note is paid down in whole or in part.

4.2                                 Additional Provisions for LIBO Rate Loans.

4.2.1 Inapplicability or Unavailability of LIBO Rate.  If Lender at any time shall determine (which determination shall be conclusive) that for any reason adequate and reasonable means do not exist for ascertaining the LIBO Rate, or that the relevant rates of interest referred to in the definition of LIBO Rate upon the basis of which the rate of interest for LIBO Rate Loans for the LIBO Rate Period is to be determined do not adequately cover the cost to Lender of making or maintaining such LIBO Rate Loans for the LIBO Rate Period, then Lender shall promptly give notice thereof to Gaiam.  If such notice is given, and until such notice has been withdrawn by Lender, then any portion of the outstanding principal balance which bears interest determined in relation to the LIBO Rate shall, subsequent to the end of the LIBO Rate Period applicable thereto, bear interest at the Base Rate, and Lender shall have no obligation to convert a Base Rate Loan to a LIBO Rate Loan.

4.2.2 Change in Law; LIBO Rate Loan Unlawful.  If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a “Change in Law”) shall make it unlawful for Lender to (a) convert a Base Rate Loan to a LIBO Rate Loan or (b) maintain all or any portion of the LIBO Rate Loans, Lender shall promptly notify Gaiam thereof in writing.  In the former event, any obligation of Lender to continue a LIBO Rate Loan beyond the then effective LIBO Rate Period or to convert a Base Rate Loan to a LIBO Rate Loan shall immediately be canceled (and, in lieu thereof, shall be continued as a Base Rate Loan), and in the latter event, any such unlawful LIBO Rate Loan shall be converted to a Base Rate Loan; provided, however, that if any such Change in Law shall permit the LIBO Rate to remain in effect until the expiration of the LIBO Rate Period applicable to such unlawful LIBO Rate Loan, then such LIBO Rate Loan shall continue in effect until the expiration of such LIBO Rate Period.

4.3                                 Default Interest Rate.  All past due payments on the Revolving Note or any other Bank Debt (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or on the date of maturity or acceleration, as the case may be.

4.4                                 Interest Calculation.  Interest on Base Rate Loans and on LIBO Rate Loans shall be calculated on the actual number of days the principal owing thereunder is outstanding with the daily rate calculated on the basis of a year consisting of 360 days.  In calculating interest, the Advance Date shall be included and the date each payment is received shall be excluded.

ARTICLE 5.  PAYMENTS

5.1                                 Principal Payments.  Principal shall be payable under the Revolving Note on the Revolving Maturity Date, and as Voluntary Payments as provided in Section 5.4 hereof, and as Mandatory Prepayments as provided in Section 5.5 hereof.

5.2                                 Interest Payments.  Interest on Base Rate Loans and on LIBO Rate Loans shall be payable monthly in arrears on the last Banking Day of the month and, in addition to the foregoing, interest on all Loans then accrued and unpaid shall be payable on the Revolving Maturity Date.

5.3                                 Manner of Payment.  All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement shall be made to Lender (a) in immediately available federal funds, to be received no later than 2:00 P.M. Mountain time of the Banking Day on which such payment is due by (i) wire transfer through Federal Reserve Bank, Kansas City, to the Lender in accordance with the Wire Instructions (or to such other account or by such other means as Lender may designate by notice to Borrower), (ii) Internet communication and transfer through such programs as Lender may make available from time to time, and (iii) in person or any other method as Lender makes available from time to time; and (b) without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholding, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding.  In the event any payment whatsoever owing from Borrower to Lender under the terms of this Credit Agreement is not made when due, Lender may, at its sole option and discretion, debit any Borrower Account for the amount of such payment.

5.4                                 Voluntary Payments; Application of Voluntary Payments.  Borrower shall have the right to pay (“Voluntary Payments”) all or any part of the outstanding principal balance under the Loans on any Banking Day.  Voluntary Payments on the Revolving Loan may be reborrowed during the Revolving Loan Availability Period under the terms and conditions and subject to the limits set forth in this Credit Agreement.  Notwithstanding any of the foregoing provisions, upon the occurrence and during the continuance of an Event of Default or Potential Default, all Voluntary Payments shall be applied, as Lender in its sole discretion shall determine, to fees, costs, interest or principal indebtedness under the Revolving Note, and/or to any other Bank Debt.

5.5                                 Mandatory Prepayments.  Borrower shall be required to make prepayments (“Mandatory Prepayments”) in each of the following events:  (a) in the event any of the Eligible Inventory is the subject of a Casualty Event, Borrower shall, within three (3) Banking Days of the occurrence of the Casualty Event, provide Lender with an updated Borrowing Base Certificate, taking into account the effects of the Casualty Event on the amount of Eligible Inventory and, based on such updated Borrowing Base Certificate (and upon its approval by Lender), Borrower shall make a Mandatory Prepayment as required by clause (b) of this Section; and (b) in the event that at any time the outstanding amount of all Revolving Advances, plus the amount of all Committed Advances, plus the undrawn face amount of all outstanding Letters of Credit exceeds the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base, a Mandatory Prepayment in the amount of such excess.  Mandatory Prepayments under clauses (a) and (b) shall be due no later than three (3) Banking Days after the occurrence of the condition requiring such Mandatory Prepayment.

5.6                                 Payments on Banking Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in the computation of the interest or of any fees due hereunder, as the case may be.

ARTICLE 6.  SECURITY

6.1                                 Borrower’s Assets.  As security for the payment and performance of all obligations of Borrower to Lender including but not limited to all principal and interest under the Revolving Note, fees, reimbursements, and all other Bank Debt or obligations under any of the Loan Documents, Borrower, and each of them individually, shall grant to, and maintain for, Lender a first lien and security interest, subject only to Permitted Encumbrances, in all of its inventory, accounts, and equipment, tangible and intangible, whether now owned or hereafter acquired, (“Collateral”), pursuant to the Security Documents.  Borrower, and each of them individually, shall execute and deliver to Lender the Security Documents to evidence the security interest of Lender in the Collateral, together with such financing statements or other documents as Lender shall request.  Borrower, and each of them individually, shall also execute such further security agreements, financing statements, assignments or other documents as Lender shall reasonably request, in form and substance as Lender shall specify, to establish, confirm, perfect or provide notice of Lender’s security interest in the Collateral.  If requested by Lender:  (a) Borrower, and each of them individually, and Lender shall place a legend on any chattel paper or instruments included in the Collateral showing Lender’s security interest therein; and (b) Borrower, and each of them individually, shall deliver to Lender possession of any chattel paper, instruments and securities included in the Collateral (duly endorsed to Lender’s reasonable satisfaction).

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES

To induce Lender to make Revolving Advances and to issue Letters of Credit, and recognizing that Lender is relying thereon, Borrower, and each of them individually, represents and warrants as follows:

7.1                                 Organization, Good Standing, Etc.  Borrower, and each of them individually:  (a) is duly organized, validly existing, and in good standing under the laws of its state of formation; (b) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary; and (c) has all requisite corporate and legal power to own and operate its assets and to carry on its business.

7.2                                 Corporate Authority, Due Authorization; Consents.  Borrower, and each of them individually, has full power and authority to execute, deliver and perform under this Credit Agreement, the Revolving Note, all other Loan Documents and all other documents and agreements as contemplated by this Credit Agreement, all of which have been duly authorized.  All consents or approvals of any Person that are necessary for, or are required as a condition of the execution, delivery and performance of the Loan Documents, have been obtained.

7.3                                 Litigation.  There are, no pending legal or governmental actions, proceedings or investigations to which Borrower is a party or to which any property of Borrower is subject which could reasonably be expected to result in any Material Adverse Effect and, to Borrower’s knowledge, no such actions or proceedings are threatened or contemplated by any federal, state, county, or city (or similar unit) governmental agency or any other Person.

7.4                                 No Violations.  The execution, delivery and performance of the Loan Documents will not:  (a) violate any provision of Borrower’s Organization Documents, or any law, rule, regulation, judgment, order or ruling of any court or governmental agency; (b) violate, conflict with, result in a breach of, constitute a default under, or with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, lease, security agreement, contract, note, instrument or any other agreements or documents binding on Borrower or affecting its property; or (c) violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required License or any order, law, rule, or regulation under or pursuant to which any Required License was issued or is maintained (“Licensing Laws”).

7.5                                 Binding Agreement.  Each of the Loan Documents to which Borrower is a party constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

7.6                                 Compliance with Laws.  Borrower is in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws, with respect to which noncompliance would result in a Material Adverse Effect.

7.7                                 Principal Place of Business; Business Form; and Place of Formation.  The place of business of each Borrower, or chief executive office if it has more than one place of business, is located at the address shown on Exhibit 7.7 hereto.  The business form and state of formation of each Borrower are as shown on Exhibit 7.7 hereto.

7.8                                 Payment of Taxes.  Borrower has filed all required federal, state and local tax returns and has paid all taxes as shown to be payable by Borrower on such returns as they have become due.  Borrower has paid when due all other taxes, assessments or impositions levied or assessed against Borrower or its business or properties with respect to which nonpayment could reasonably be expected to result in a Material Adverse Effect.

7.9                                 Licenses and Approvals.  Borrower has ownership of, or license to use, or has been issued, all franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect (each a “Required License”).  Each Required License is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Borrower’s knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise in any impairment of Borrower’s rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect.  No consent, permission, authorization, order, or license of any governmental authority, is necessary in connection with the execution, delivery, performance, or enforcement of and under the Loan Documents to which Borrower is a party, except such as have been obtained and are in full force and effect and as are described on Exhibit 7.9.

7.10                           Employee Benefit Plans.  Exhibit 7.10 hereto sets forth as of the Closing Date a true and complete list of each Borrower Benefit Plan, broken down by the categories set forth in clauses (a) through (h) of the definition of “Borrower Benefit Plan” contained in Article 1 hereof, and each “cafeteria plan” as defined in Code Section 125, that is maintained by Borrower or any of its ERISA Affiliates or in which Borrower or any of its Subsidiaries participates or to which Borrower or any of its ERISA Affiliates is obligated to contribute, in each case as of the Closing Date.  Borrower and its ERISA Affiliates are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), to the extent applicable to them, and have not received any notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”).

7.11                           Equity Investments.  Borrower does not now own any stock or other voting or equity interest, directly or indirectly, in any Person other than as set forth on Exhibit 7.11.

7.12                           Real Property; Title to Real and Personal Property.  Borrower:  (a) has all real property interests, including without limitation, fee interests, leasehold interests, easements, licenses and rights of way which are necessary for the conduct of Borrower’s business; (b) holds good and marketable title to all of Borrower’s real property (other than rights of way, easements and similar interests in real property which in the aggregate are not material); (c) owns all of its personal property, and holds all of its leases, free and clear of any lien, pledge, restriction, or encumbrance, except as specifically identified in Exhibit 7.12 attached hereto or as permitted by Section 10.2 hereof (“Permitted Encumbrances”).  All of Borrower’s leases which constitute Material Agreements are in full force and effect and, where Borrower is the lessee thereunder, afford Borrower peaceful and undisturbed possession of the subject matter thereof.

7.13                           Personal Property.  Borrower owns or leases all tangible personal property necessary for the conduct of Borrower’s business as it is being conducted; all such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the uses for which it is being utilized.

7.14                           Environmental Compliance.  Without limiting the provisions of Section 7.6 above, all property owned or leased by Borrower and all operations conducted by it are in compliance in all material respects with all Environmental Laws and Environmental Regulations, with respect to which the failure to comply would have a Material Adverse Effect.

7.15                           Fiscal Year.  Each fiscal year of Borrower begins on January 1 of each calendar year and ends on December 31 of each calendar year (“Fiscal Year”).

7.16                           Material Agreements.  Exhibit 7.16 hereto sets forth all material agreements of Borrower required to be filed as an exhibit to Borrower’s filings with the Securities and Exchange Commission pursuant to Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (“Material Agreements”).  Neither Borrower nor, to Borrower’s knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default or could reasonably be expected to result in a Material Adverse Effect.

7.17                           Regulations G, U and X.  No portion of any Revolving Advance will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of, any “margin security” or “margin stock” as such terms are used in Regulations G, U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 207, 221, and 224.

7.18                           Intellectual Property.  Borrower owns or licenses all registered patents, trademarks, trade names, service marks and copyrights (collectively, “Intellectual Property”) that it utilizes in its business as presently being conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  Borrower is not a licensee under any written license for any patent, trademark, tradename, service mark or copyright other than shrinkwrap licenses for “off-the-shelf” software used by Borrower in the conduct of its business.  The Intellectual Property registrations are in full force and effect, and Borrower has taken or caused to be taken all action, necessary to maintain the Intellectual Property registrations in full force and effect and has not taken or failed to take or cause to be taken any action which, with the giving of notice, or the expiration of time, or both, could result in any such Intellectual Property registrations being revoked, invalidated, modified, or limited, except where such revocation, invalidation, modification, or limitation could not reasonably be expected to result in a Material Adverse Effect.

7.19                           Labor Matters; Labor Agreements.  Except as set forth in Exhibit 7.19 hereof:  (a) There are no collective bargaining agreements or other labor agreements covering any employees of Borrower, the termination, cessation, or breach of which could reasonably be expected to result in a Material Adverse Effect, and a true and correct copy of each such agreement will be furnished to Lender upon its written request from time to time.  (b) There is no organizing activity involving Borrower or pending or, to Borrower’s knowledge, threatened by any labor union or group of employees.  (c) There are, to Borrower’s knowledge, no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower, has made a pending demand for recognition.  (d) There are no complaints or charges against Borrower or pending or, to Borrower’s knowledge threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower, of any individual.  (e) There are no strikes or other labor disputes against Borrower that are pending or, to Borrower’s knowledge, threatened.  (f) Hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.) or any other applicable law dealing with such matters.  The representations made in clauses (b) through (f) of this Section are made with respect to those occurrences described which could, considered in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.20                           Borrowing Base Certificate; Compliance Certificate.  The Borrowing Base Certificate and the Compliance Certificate are accurate as of the date indicated therein.

7.21                           Disclosure.  The representations and warranties contained in this Article 7 and in the other Loan Documents or in any financial statements or projections provided to Lender do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading.

ARTICLE 8.  CONDITIONS TO REVOLVING ADVANCES

8.1                                 Conditions to Closing.  The obligation of Lender to make any Revolving Advances and to issue Letters of Credit hereunder is subject to satisfaction, in the sole discretion of Lender, of each of the following conditions precedent prior to the first Revolving Advance or the first issuance of a Letter of Credit (except as specifically provided otherwise in Subsection 8.1.2):

8.1.1 Loan Documents.  Lender shall have received duly executed originals of the Loan Documents.

8.1.2 Searches; UCC Filings; Recordings.  Lender shall have received current searches of appropriate filing offices (dated no more than thirty (30) days prior to the Closing Date) showing that (a) no state or federal tax liens have been filed which remain in effect against Borrower, or any of them, or any of the Collateral; (b) except with respect to Permitted Encumbrances no financing statements have been filed by any Person except to perfect the security interests required by this Credit Agreement, which remain in effect against Borrower, or any of them, or any of the Collateral or other assets of any Borrower; (c) all financing statements necessary to perfect the security interests in the Collateral granted to Lender under the Loan Documents have been filed or recorded, to the extent such security interests are capable of being perfected by such filing and/or recording; and (d) all of the Loan Documents required to be recorded or filed to perfect the security interests and liens granted therein in the Collateral shall be so recorded and filed.

8.1.3 Approvals.  Lender shall have received evidence satisfactory to it that all consents and approvals of governmental authorities and third parties which are with respect to Borrower, necessary for, or required as a condition of:  (a) the validity and enforceability of the Loan Documents to which it is a party; and (b) creation and perfection of, and realization on, Lender’s lien on the Collateral, have, in each such case, been obtained and are in full force and effect.

8.1.4 Organizational Documents.  Lender shall have received for each Borrower:  (a) good standing certificates, dated no more than thirty (30) days prior to the Closing Date, for such Borrower for its state of formation (to the extent such certification is available) and for each state where its operations require qualification or authorization to transact business; (b) a copy of the Organization Documents of such Borrower certified to by the appropriate governmental official in its state of formation with which they must be filed (to the extent such certification is available); and (c) a copy of the Organization Documents of such Borrower, certified as true and complete by the Secretary or Assistant Secretary, Managing Partner, or Manager, of such Borrower, as applicable, to the extent certification by the appropriate governmental official in its state of formation with which they must be filed is not available.

8.1.5 Evidence of Authorization .  Lender shall have received in form and substance satisfactory to Lender documents evidencing all corporate or other authorizing action taken by each Borrower to authorize (including the specific names and titles of the persons authorized to so act (each an “Authorized Officer”)) the execution, delivery and performance of the Loan Documents to which it is a party, certified to be true and correct by the Secretary or Assistant Secretary, Managing Partner, or Manager, of such Borrower, as applicable.

8.1.6 Legal Opinion for Borrower.  Lender shall have received opinions of counsel for each Borrower (who shall be reasonably acceptable to Lender), in form and content acceptable to Lender and addressed to Lender and its present and future assigns and participants.

8.1.7 Evidence of Insurance.  Borrower shall have provided Lender with insurance certificates and such other evidence, in form and substance satisfactory to Lender, of all insurance required to be maintained by it under the Loan Documents.

8.1.8 Material Agreements.  Lender shall have received copies of those Material Agreements as Lender may request in its sole discretion.

8.1.9 Borrowing Base Certificate.  Borrower shall have provided to Lender a proper Borrowing Base Certificate accurate as of June 30, 2005.

8.1.10 Inventory Report.  Borrower shall have provided to Lender a proper Inventory Report accurate as of June 30, 2005.

8.1.11 [Intentionally Omitted]

8.1.12 No Material Change.  No change shall have occurred in the condition or operations of Borrower since June 30, 2005 which could reasonably be expected to result in a Material Adverse Effect.

8.1.13 Fees and Expenses.  Borrower shall have paid Lender, by wire transfer of immediately available federal funds all fees owing to Lender that are due on the Closing Date, and all expenses owing pursuant to Section 13.1 hereof.

8.1.14 Accounts Aging Report .  Borrower shall have provided to Lender a proper Accounts Aging Report which satisfies the requirements set forth in Subsection 9.2.15 hereof and which is accurate as of June 30, 2005.

8.1.15 Operating Accounts; Treasury Management Services.  Borrower, and each of them, shall have taken such action as Lender shall reasonably require to insure that all of Borrower’s material operating accounts and related treasury management services are maintained with, and/or being handled by, Lender.

8.1.16 Further Assurances.  Borrower shall have provided and/or executed and delivered to Lender such further assignments, documents or financing statements, in form and substance satisfactory to Lender, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as Lender may reasonably request.

8.2                                 Conditions to Revolving Advance and Issuance of Letters of Credit.  Lender’s obligation to fund each Revolving Advance and to issue Letters of Credit is subject to the satisfaction, in the sole discretion of Lender, of each of the following conditions precedent, as well as those set forth in Section 8.1 hereof, and each Borrowing Notice or LC Request submitted by Borrower shall constitute a representation by Borrower, upon which Lender may rely, that the conditions set forth in Subsections 8.2.3, 8.2.4, and 8.2.5 hereof have been satisfied:

8.2.1 Borrowing Notice; LC Request.  Borrower shall have provided to Lender a Borrowing Notice that satisfies the requirements of Section 2.2 hereof or an LC Request that satisfies the requirements of Section 3.1 hereof, as applicable.

8.2.2 Possession of Documents.  Lender shall have received possession of all instruments or securities, if any, with respect to which possession is required to perfect Lender’ security interest therein.

8.2.3 Default.  As of the Advance Date no Event of Default or Potential Default shall have occurred and be continuing, and the disbursing of the amount of the Revolving Advance requested in the Borrowing Notice shall not result in an Event of Default or Potential Default.

8.2.4 Representations and Warranties.  The representations and warranties of Borrower contained in each of the Loan Documents to which it is a party and all exhibits thereto, subject to updates provided from time to time by Borrower and (except for updates of disclosure items listed on Exhibits 7.11 and 7.16 to reflect investments and other events and transactions permitted by this Agreement) approved in writing by Lender in its reasonable discretion, shall be true and correct in all material respects on and as of the date on which the Revolving Advance is to be made as though made on such date.  Borrower shall have paid Lender, by wire transfer of immediately available U.S. funds all fees which are then due and payable, including all expenses owing pursuant to Section 13.1 hereof.

8.2.5 Availability Period.  The Borrowing Notice does not specify an Advance Date which is later than the Banking Day immediately prior to the last day of the Revolving Loan Availability Period.

8.2.6 No Material Change.  No change shall have occurred in the condition or operations of Borrower since the date of the financial statements most recently provided by Borrower to Lender pursuant to Subsection 9.2.1 or 9.2.2 hereof, as applicable, which, when considered in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE 9.  AFFIRMATIVE COVENANTS

From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full, all Letters of Credit have expired, and Lender has no obligation to make any Revolving Advance and no obligation to issue Letters of Credit hereunder, Borrower, and each of them, agrees that it will observe and comply with the following covenants for the benefit of Lender:

9.1                                 Books and Records.  Borrower shall at all times keep proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.

9.2                                 Reports and Notices.  Borrower shall provide to Lender the following reports, information and notices:

9.2.1 Annual Financial Statements.  As soon as available, but in no event later than one hundred and fifty (150) days after the end of any Fiscal Year of Borrower occurring during the term hereof annual financial statements of Gaiam and each of the Consolidated Subsidiaries, prepared in accordance with GAAP consistently applied which shall:  (a) be audited by independent certified public accountants selected by Borrower which are reasonably acceptable to Lender; (b) be accompanied by a report of such accountants containing an opinion reasonably acceptable to Lender; and (c) include a balance sheet, an income statement, a statement of cash flows, a statement of stockholders’ equity, and all notes and schedules relating thereto; (d) be prepared in reasonable detail and in comparative form; and (e) be accompanied by a Compliance Certificate.  The requirements of clauses (a) through (d) of this Subsection will be satisfied if Borrower provides Lender with the financial statement Borrower files with the Securities and Exchange Commission with its 10K report, so long as Borrower is required to makes such a filing and the filing is made on a timely basis.

9.2.2 Quarterly Financial Statements.  As soon as available but in no event more than ninety (90) days after the end of each Fiscal Quarter the following financial statements or other information concerning the operations of Gaiam and each of the Consolidated Subsidiaries, prepared in accordance with GAAP consistently applied:  (a) a balance sheet; (b) an income statement; (c) a statement of cash flows; (d) a statement of stockholders’ equity, for such Fiscal Quarter and for the Fiscal Year to date; and (e) such other quarterly statements as Lender may reasonably request, which quarterly statements requested under this clause (e) shall include any and all notes and schedules thereto.  Such quarterly financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate.  The requirements of clauses (a) through (d) of this Subsection will be satisfied if Borrower provides Lender with the financial statement Borrower files with the Securities and Exchange Commission with its 10Q report, so long as Borrower is required to make such a filing and the filing is made no more than forty-five (45) days after the end of each Fiscal Quarter.

9.2.3 Notice of Default.  As soon as the existence of any Event of Default or Potential Default becomes known to any Officer of Borrower, Borrower shall promptly give Lender written notice of such Event of Default or Potential Default, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto.

9.2.4 Notice of Certain Changes.  Borrower shall notify Lender at least ten (10) Banking Days prior to the occurrence of any change in the name, business form, or place of formation, of Borrower in order to maintain the perfected status of Lender’s first lien and security interest (subject only to Permitted Encumbrances) in the Collateral.

9.2.5 Notice of Litigation.  Borrower shall promptly notify Lender in writing of all litigation in which Borrower is a party, and which either: (a) involves an amount of $200,000 or more, singly or in the aggregate at any time; or (b) could reasonably be expected to result in a Material Adverse Effect with respect to Borrower.

9.2.6 Notice of Material Adverse Effect.  Promptly after any Officer of Borrower obtains knowledge thereof, notice of any matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

9.2.7 Notice of Environmental Litigation.  Without limiting the provisions of Subsection 9.2.5 hereof, promptly after Borrower’s receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communication alleging a condition that may require Borrower to undertake or to contribute to a cleanup or other response under Environmental Regulations, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

9.2.8 Regulatory and Other Notices.  Promptly after Borrower’s receipt thereof, copies of any notices or other communications received from any governmental authority with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

9.2.9 Adverse Action Regarding Required Licenses.  In the event Borrower learns that any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending, or, to the best of the knowledge of any officer of Borrower, threatened, to seek to revoke, cancel, suspend, modify, or limit any of the Required Licenses, Borrower shall provide Lender with prompt written notice thereof and shall take, or cause to be taken, all reasonable measures to contest such action in good faith.

9.2.10 ERISA Reports.  As soon as possible and in any event within twenty (20) days after Borrower or any ERISA Affiliate knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Borrower Benefit Plan or that the PBGC or Borrower or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Borrower Pension Plan, or that Borrower or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Borrower Benefit Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, a certificate of the Chief Financial Officer of Borrower or such ERISA Affiliate setting forth details as to such Reportable Event or Prohibited Transaction or Borrower Pension Plan termination or withdrawal or reorganization or insolvency and the action Borrower or such ERISA Affiliate proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this subsection unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of Borrower and/or the ERISA Affiliates in excess of $100,000.

9.2.11 Borrowing Base Certificate.  Borrower shall, no later than the thirtieth (30th) day of each Fiscal Quarter, provide to Lender a Borrowing Base Certificate, certified to by Gaiam’s chief financial officer, effective as of the last day of the previous Fiscal Quarter, and including a breakdown as to amounts of Eligible Accounts and Eligible Inventory owned by each Borrower individually.

9.2.12 Quarterly Inventory Report.  Borrower shall, no later than the thirtieth (30th) day of each Fiscal Quarter, provide to Lender an Inventory Report, certified to by Gaiam’s chief financial officer, effective as of the last day of the previous Fiscal Quarter, and including a breakdown as to amounts of Inventory owned by each Borrower individually.

9.2.13 Annual Projections.  Borrower shall, no later than ninety (90) days after the end of each Fiscal Year, provide to Lender projections for Borrower’s forecasted operations during such Fiscal Year showing, on a month-by-month and year to date cumulative basis, including forecasted income, expenses, and borrowing needs. Such projections shall be accompanied by a certificate of Borrower’s Authorized Officer certifying that, (a) at the time of submission, such projections are based upon reasonable estimates and assumptions, all of which were fair in light of then-current conditions, (b) such projections were prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of Borrower of the results of operations and other information projected therein; (c) to the knowledge of the Person providing the certification, as of the date thereof (i) there have been no changes in the estimates and assumptions used in preparing the projections which, if taken into account, would, in the aggregate, have a material adverse effect on such projections, and (ii) such estimates and assumptions are fair in light of the current conditions; and (d) no undisclosed facts exist which, if taken into account, would, in the aggregate, have a material adverse effect on the projections.

9.2.14 SEC Filings and Reports.  Promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which Borrower shall have filed with the Securities and Exchange Commission or any governmental agency substituted therefor, or any national securities exchange, including copies of Borrower’s form 10-K annual report, form 10-Q quarterly report and any Form 8-K report filed with the Securities and Exchange Commission.

9.2.15 Accounts Aging Report.  Borrower shall, no later than the thirtieth (30th) day of each Fiscal Quarter, provide to Lender a report (“Accounts Aging Report”), certified to by Gaiam’s chief financial officer, effective as of the last day of the previous Fiscal Quarter, showing for each Borrower whose Accounts Receivable are included in the Borrowing Base:  (a) aggregate balances of all Accounts Receivable owing on a current, 30-day, 60-day, 90-day and over 90-day basis, (b) by name of account debtor, those accounts (and amounts) which are more than 90-days past due, (c) by name of account debtor, those of Accounts Receivable owing (and amounts) as to which the account debtor has (i) threatened or asserted a set-off, defense or adverse claim or (ii) threatened or asserted a refusal to pay, (d) individually by name and amount owing all account debtors with respect to which twenty-five percent (25%) or more of their total outstanding balance of Accounts Receivable owing constitutes Delinquent Accounts, and (e) by name and amount owing all account debtors whose outstanding balances of Accounts Receivable owing individually constitute in excess of twenty-five percent (25%) of Borrower’s total of Accounts Receivable owing at the time of the report

9.2.16 Additional Information.  With reasonable promptness such additional financial information or other documentation as Lender may reasonably request.

9.3                                 Maintenance of Existence and Qualification.  Each Borrower shall maintain its existence in good standing under the laws of its state of formation.  Each Borrower shall qualify and remain qualified to do business in each jurisdiction in which such qualification is necessary or desirable in view of its business, operations and properties.

9.4                                 Compliance with Legal Requirements and Agreements.  Borrower shall:  (a) comply with all laws, rules, regulations and orders applicable to Borrower or its business; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it is a party or by which it or any of its property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving Lender shall not constitute an Event of Default unless such failure could reasonably be expected to have a Material Adverse Effect.

9.5                                 Compliance with Environmental Laws.  Without limiting the provisions of Section 9.4 of this Credit Agreement, Borrower shall comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by Borrower to comply with, all Environmental Laws and Environmental Regulations, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

9.6                                 Taxes.  Borrower shall cause to be paid when due all taxes, assessments, and other governmental charges upon, and payable by, it, its income, its sales, its properties, and federal and state taxes withheld from its employees’ earnings, unless such taxes, assessments, or other governmental charges shall be contested in good faith by appropriate actions or legal proceedings and Borrower shall establish adequate reserves therefor in accordance with GAAP.

9.7                                 Insurance.  Borrower shall keep its assets, including the Collateral, insured at all times by an insurance carrier or carriers reasonably acceptable to Lender which have an AI rating by the current BEST Key Rating Guide, against all risks covered by a special form policy (and including flood (for property located in a flood plain zone), earthquake and windstorm coverage) in the amount of the full replacement cost (other than with respect to motor vehicles) as well as liability, worker’s compensation, business interruption, boiler and machinery and such other insurance as Lender may reasonably require, in amounts and with deductibles or maximum payouts customarily carried by Persons in similar lines of business.  Borrower shall also maintain fidelity coverage (including employee dishonesty) on such officers and employees and in such amounts as Lender shall reasonably specify, or in the absence of any such specification, as customarily carried by Persons engaged in comparable businesses and comparably situated.  Such insurance policies shall contain such reasonable endorsements as Lender shall from time to time require and all liability policies shall name Lender as an additional insured as its interests may appear.  All such casualty insurance policies shall be endorsed with a loss payable clause, as appropriate, in favor of Lender.  Certificates of all insurance referred to in this Section satisfactory to Lender shall be delivered to and held by Lender, and the policy or policies evidencing all such insurance shall be provided to Lender upon Lender’s request therefor.  All such insurance policies shall contain a provision requiring at least ten (10) days’ notice to Lender prior to any cancellation for non-payment of premiums and at least forty-five (45) days’ notice to Lender of cancellation for any other reason or of modification or non-renewal.  No later than forty (40) days prior to expiration, Borrower shall give Lender (a) satisfactory written evidence of renewal of all such policies with premiums paid; or (b) a written report as to the steps being taken by Borrower to renew or replace all such policies, provided that notwithstanding the receipt of such written report, Lender may at any time thereafter give Borrower written notice to provide Lender with such evidence as described in clause (a), in which case Borrower must do so within ten (10) days of such notice.  Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to its assets which would wholly or partially invalidate any insurance thereon.  Effective upon the occurrence of an Event of Default, all of Borrower’s right, title and interest in and to all such policies and any unearned premiums paid thereon are hereby assigned to Lender who shall have the right, but not the obligation, to assign the same to any purchaser of the Collateral at any foreclosure sale.  Borrower shall give immediate written notice to the insurance carrier and Lender of any loss.  Borrower hereby authorizes and empowers Lender upon the occurrence and during the continuation of an Event of Default, at Lender’s option and in Lender’s sole discretion, to act as attorney-in-fact for Borrower to make proof of loss, to adjust and compromise any claim under insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds, all as it shall relate to the Collateral.

9.8                                 Title to Assets and Maintenance.  Borrower shall defend and maintain title to all its properties and assets, including the Collateral.  Borrower shall keep its assets, both real and personal, including the Collateral, in good order and condition consistent with industry practice and shall make all necessary repairs, replacements and improvements so that its business may be properly and advantageously conducted.

9.9                                 Payment of Liabilities.  Borrower shall pay all liabilities (including, without limitation:  (a) any indebtedness for borrowed money or for the deferred purchase price of property or services; (b) any obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP; and (c) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP) as they become due beyond any period of grace under the instrument creating such liabilities, unless (with the exception of the Bank Debt) they are being contested in good faith by appropriate actions or legal proceedings, Borrower establishes adequate reserves therefor in accordance with GAAP, and such contesting will not result in a Material Adverse Effect.

9.10                           Further Assurances.  Borrower shall, as may be required from time to time by Lender, provide such documents as may be necessary or desirable in the judgment of Lender to verify the existence and perfection of the security interest in the Collateral granted to Lender.

9.11                           Inspection.  Borrower shall permit Lender or its agents, during normal business hours or at such other times as the parties may agree, to examine Borrower’s properties (including, but without limitation, the Collateral), books, and records, and to discuss Borrower’s affairs, finances, operations, and accounts with its respective officers, directors, employees, and independent certified public accountants.

9.12                           Required Licenses; Permits; Etc.  Borrower shall duly and lawfully obtain and maintain in full force and effect all Required Licenses as appropriate for the business being conducted and properties owned by Borrower at any given time.

9.13                           ERISA.  Borrower shall make or cause to be made, and cause each ERISA Affiliate to make or cause to be made, all payments or contributions to all Borrower Benefit Plans covered by Title IV of ERISA, which are necessary to enable those Borrower Benefit Plans to continuously meet all minimum funding standards or requirements.

9.14                           Financial Covenants.  Borrower shall maintain the following financial covenants on a consolidated basis of the operations of Gaiam and each Consolidated Subsidiary:

9.14.1 Net Worth.  At, and measured as of, the end of each Fiscal Quarter Net Worth shall be no less than: (a) $40,000,000 for the period from the

Closing Date through and including September 30, 2005; and (b) $47,000,000 as of December 31, 2005 and thereafter.

9.14.2 Current Ratio.  At, and measured as of, the end of each Fiscal Quarter, a ratio of Current Assets, divided by Current Liabilities of equal no less than 1.35 to 1.0.

9.14.3 Total Liabilities to Net Worth.  At, and measured as of, the end of each Fiscal Quarter, a ratio of Total Liabilities, divided by Net Worth (in each case as determined in accordance with GAAP), of greater than 1.00 to 1.0.

9.14.4 Minimum Net Income.  At, and measured as of, the end of each Fiscal Year, Profitable Operations.

9.15                           Change of Management.  Jirka Rysavy shall at all times be Gaiam’s Chief Executive Officer and/or Chairman (defined as the person who proposes and implements all significant policies regarding Gaiam’s operations and who directs the day to day operations of Gaiam).

ARTICLE 10.  NEGATIVE COVENANTS

From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full, all Letters of Credit have expired, and Lender has no obligation to make Revolving Advances and no obligation to issue Letters of Credit hereunder, Borrower, and each of them, agrees to observe and comply with the following covenants for the benefit of Lender:

10.1                           Borrowing.  Borrower shall not create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except for:  (a) Indebtedness of Borrower arising under this Credit Agreement and the other Loan Documents; (b) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (c) Indebtedness on the date hereof as set forth in Exhibit 10.1 attached hereto; (d) Indebtedness subordinated to all Bank Debt in a manner acceptable to Lender in its sole discretion; (e) other Indebtedness, including, without limitation, Indebtedness arising under guarantees permitted under Section 10.4 hereof and Indebtedness arising under Capital Leases, in a maximum amount of principal outstanding at any one time of $5,000,000.00; (f) indebtedness constituting any refinancing or refunding of indebtedness described in clauses (d) and (e) of this Section, provided that the principal amount thereof does not increase as a result of any such refinancing or refunding from the balance owing on the date hereof or on the date of such refinancing or refunding, whichever is lower; and (g) investments permitted by Section 10.6 (to the extent such investments constitute Indebtedness by virtue of being an obligation to supply funds to invest in any Person).

10.2                           Liens.  Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance on, or any security interest in, any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except:

(a)                                  Liens for taxes or other governmental charges which are not due or remain payable without penalty, or are being contested in good faith by appropriate actions or proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made for such taxes or other governmental charges;

(b)                                 Deposits or pledges to secure workmen’s compensation, unemployment insurance, old age benefits or other social security obligations or in connection with or to secure the performance of bids, tenders, trade contracts or leases or to secure statutory obligations or surety or appeal bonds or other pledges or deposits of like nature and all in the ordinary course of business;

(c)                                  Mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business in respect of obligations not yet due or which are being contested in good faith and by appropriate proceedings;

(d)                                 Easements, rights-of-way, zoning restrictions and other similar matters incidental to the ownership of property which do not in the aggregate materially detract from the value of such property or assets or materially impair their use in the operation of the business of Borrower;

(e)                                  Purchase money security interests in property (including any security interest created in a lease transaction); provided that (i) such property is used in the ordinary course of Borrower’s business, (ii) such security interests shall attach only to the property so purchased (or, if applicable, leased), (iii) the amount of the purchase money financing so secured does not exceed the amount permitted under Section 10.1 hereof, and (iv) the purchase (or, if applicable, lease) occurred subsequent to the Closing Date;

(f)                                    All precautionary filings of financing statements under the Uniform Commercial Code which cover property that is made available to or used by Borrower pursuant to the terms of an operating lease or Capital Lease with an aggregate asset value of $1,500,000.00; and

(g)                                 Liens in existence on the date hereof as set forth in Exhibit 10.2 attached hereto.

10.3                           Sale of Assets.  Borrower will not sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any of its assets to any Person, except that; (a) Borrower may sell inventory, equipment and fixtures disposed of in the ordinary course of its business; (b) Borrower may dispose of inventory and equipment which is worn out or obsolete or no longer used or useful by Borrower in its business so long as no Event of Default has occurred and is continuing.

10.4                           Liabilities of Others.  Borrower shall not assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower’s business; (b) those liabilities to be assumed under the Asset Purchase Agreement between Gaiam, Inc. and GT Brands LLC, GT Merchandising & Licensing LLC, Gym Time, LLC, BSBP Productions LLC, and GoodTimes Entertainment LLC, dated July 8, 2005 (“GoodTimes Agreement”); (c) up to an aggregate of $10,000,000.00 in connection with acquisitions permitted pursuant to Section 10.5 hereof; and (d) subject to the limitations contained in Section 10.1(f) hereof, guarantees made from time to time by Borrower in the ordinary course of its business.

10.5                           Merger; Acquisitions; Business Form; Etc.  Borrower shall not merge or consolidate with any entity, or acquire all or substantially all of the assets of any Person or entity, change its business form, or commence operations under any other name, organization, or entity, including any joint venture; provided however that Borrower may (a) make acquisitions pursuant to which payment is made solely in stock or equity interests in Borrower; (b) complete the asset purchase contemplated in the GoodTimes Agreement; (c) in addition to acquisitions permitted under clauses (a) and (b) of this Section, make acquisitions up to, for all Borrowers in the aggregate, $10,000,000.00 in consideration paid in any Fiscal Year; (d) form new Subsidiaries; and (e) merge or consolidate one Borrower into another Borrower, provided that no later than ten (10) Business Days after the creation of a new Subsidiary or any merger or consolidation, as described in clauses (d) or (e), Borrower shall (i) provide Lender with written notification of such transactions (including a detailed description, the name of any newly formed Person, any change in the name of any existing Person, the business form of any newly formed Person or change in business form of any existing Person, and the place of location (as that term is used in the applicable Uniform Commercial Code) of any newly formed Person or any change of location of any existing Person, and (ii) take such action (or cause such newly formed Person to take such action) as Lender directs in order to create and/or perfect Lender’s security interest in any Collateral.

10.6                           Investments.  Borrower will not own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that Borrower may own, purchase or acquire:

(a)                                  Commercial paper maturing not in excess of one year from the date of acquisition and rated P1 by Moody’s Investors Service, Inc. or A1 by Standard & Poor’s Corporation on the date of acquisition;

(b)                                 Certificates of deposit in North American commercial banks rated C or better by Keefe, Bruyette & Woods, Inc. or 3 or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition;

(c)                                  Obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one year from the date of acquisition; and

(d)                                 Repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government; and

(e)                                  The Investments described on Exhibit 10.6 hereto and owned as of the Closing Date, investments permitted by Section 10.5 hereof, and up to an aggregate of $5,000,000.00 in Investments acquired by Borrower subsequent to the Closing Date’ provided that such additional $5,000,000.00 in Investments shall not include Investments which would otherwise be prohibited by Section 10.5 hereof.

10.7                           Loans.  Borrower shall not lend or advance money, credit, or property to any Person, except for trade credit extended in the ordinary course of business and loans or advances to employees not in excess of $50,000.00 for any such employee and an aggregate at any time of $250,000.00 for all employees.

10.8                           Transactions With Related Parties.  Borrower shall not purchase, acquire, or sell any equipment, other personal property, real property or services from or to any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable than would be obtained by Borrower in a comparable arm’s-length transaction with an unrelated Person.

10.9                           ERISA.  Borrower shall not:  (a) adopt, maintain or become obligated to contribute to any Borrower Benefit Plan not disclosed on Exhibit 7.10 hereto without the prior written consent of Lender, which shall not be unreasonably withheld; (b) engage in or permit any transaction which results in a Prohibited Transaction or in the imposition of an excise tax pursuant to Section 4975 of the Code; (c) engage in or permit any transaction or other event which results in a Reportable Event for any Borrower Pension Plan; (d) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (e) permit to exist any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $25,000.00, whether or not waived, with respect to any Borrower Pension Plan; (f) fail to make any payments to any Multiemployer Plan that Borrower may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto; or (g) terminate any Borrower Pension Plan without the prior written consent of Lender.  As used in this Section, all terms enclosed in quotation marks shall have the meanings set forth in ERISA.  Borrower’s failure to comply with any of the foregoing provisions of this Section shall not constitute a breach of this Credit Agreement or an Event of Default unless such failure could reasonably be expected to result in a Material Adverse Effect.

10.10                     Payment of Dividends.  Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose.

10.11                     Change in Fiscal Year.  Borrower shall not change its Fiscal Year.

10.12                     Capital Expenditures.  Borrower shall not make any Capital Expenditures in excess of $10,000,000.00 in the aggregate in any Fiscal Year.

10.13                     Intercompany Transactions.  Notwithstanding anything to the contrary contained in Article 10, so long as no Event of Default has occurred and is continuing, a Borrower may (a) create or incur Indebtedness to another Borrower, (b) sell, convey, assign, lease or otherwise transfer any of its assets to another Borrower, (c) guarantee or otherwise become liable for an obligation of another Borrower that is otherwise permitted under this Agreement, (d) make investments in, or lend or advance money, credit or property to, another Borrower, (e) enter into transactions with another Borrower without complying with the requirements set forth in Section 10.8, and (f) declare or pay dividends or otherwise make distributions to another Borrower.

ARTICLE 11.  INDEMNIFICATION

11.1                           General; Stamp Taxes; Intangibles Tax.  Borrower agrees to indemnify and hold Lender and each of its directors, officers, employees, agents, professional advisers and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Lender or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from:  (a) the inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (b) the failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; or (c) the exercise by Lender of any right or remedy set forth in this Credit Agreement or the other Loan Documents, provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party.  In addition, Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Lender or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any stamp tax, intangibles tax, or similar tax imposed by any state, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated.  Borrower shall have the right to assume the defense of any claim as would give rise to Borrower’s indemnification obligation under this Section with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim.  So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorney’s fees incurred thereafter.  The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and other covenants.

11.2                           Indemnification Relating to Hazardous Substances.  Borrower shall not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Laws and Environmental Regulations; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with Environmental Laws and Environmental Regulations; and Borrower shall comply with all Environmental Laws and Environmental Regulations which are applicable to such property.  If Lender reasonably believes that an Environmental Law or Environmental Regulation has been violated by Borrower’s activities upon property owned or held by Borrower, and if Lender so requests, Borrower shall arrange for the preparation of an environmental review, audit, assessment and/or report relating to the subject property, at Borrower’s sole cost and expense, by an engineer or other environmental expert acceptable to Lender. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 9.5 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances by virtue of the interest of Lender in the property created by any documents securing Bank Debt (including without limitation the Loan Documents) or as the result of Lender exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure; provided that such indemnification as it applies to the exercise by Lender of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by Lender or its successors or assigns while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower.  The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to the holder of any certificate of purchase, any transferee of the title of Lender or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by Lender, or anyone claiming by, through or under Lender or Borrower by deed in lieu of foreclosure or otherwise.  Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, shall be payable on demand, and shall be secured by the Security Documents.  The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and other covenants.

ARTICLE 12.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

12.1                           Events of Default.  The occurrence of any of the following events (each an “Event of Default”) shall, at the option of Lender, make the entire Bank Debt immediately due and payable (provided, that in the case of an Event of Default under Subsection 12.1(e) all amounts owing under the Revolving Note and the other Loan Documents shall automatically and immediately become due and payable without any action by or on behalf of Lender), and Lender may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

(a)                                  Failure of Borrower to pay within five (5) days of the due date, whether by acceleration or otherwise, any principal or interest owing under the Revolving Note or any other Bank Debt in accordance with this Credit Agreement or the other Loan Documents.

(b)                                 Any representation or warranty set forth in any Loan Document, in any Borrowing Notice, in any financial statements or reports or projections or forecasts, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made by Borrower.

(c)                                  Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 9.7, 9.11, 9.14, 10.1, 10.2, 10.3, 10.4, 10.5, 10.7, 10.8, 10.9, 10.10, or 10.12 of this Credit Agreement.

(d)                                 The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation:  (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as capitalized leases, as determined in accordance with GAAP; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least $200,000.00.

(e)                                  Borrower, or any of them, applies for or consents to the appointment of a trustee or receiver for any part of its properties; any bankruptcy, reorganization, debt arrangement, dissolution or liquidation proceeding is commenced or consented to by Borrower or any of them; or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, reorganization, debt management or liquidation is filed for or commenced against Borrower or any of them, and is not withdrawn or dismissed within sixty (60) days thereafter.

(f)                                    Failure of Borrower to comply with any other provision of this Credit Agreement or the other Loan Documents not constituting an Event of Default under any of the preceding subparagraphs of this Section 12.1, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from Lender.

(g)                                 The entry of one or more judgments in an aggregate amount in excess of $200,000.00 against Borrower not stayed, discharged or paid within thirty (30) days after entry.

12.2                           No Revolving Advance or Letter of Credit.  Lender may suspend the Revolving Commitment upon the occurrence and during the continuance of Potential Default or an Event of Default and shall have no obligation to make any Revolving Advance and no obligation to issue or renew any Letter of Credit if a Potential Default or an Event of Default shall occur and be continuing.

12.3                           Rights and Remedies.  In addition to the remedies set forth in Section 12.1 and 12.2 hereof, upon the occurrence of an Event of Default (and unless and until such Event of Default is waived in writing by Lender), Lender shall be entitled to (a) demand that Borrower to establish the Cash Collateral Account and to deposit therein immediately available funds in the amount of the undrawn face amount of all Letters of Credit then outstanding (and if Borrower fails to establish such account and/or provide such funds within two (2) Banking Days of such demand, Lender may establish such account and/or provide such funds by a Revolving Advance, without regard to any limitations thereon); and (b) exercise all the rights and remedies provided in the Security Documents and other Loan Documents and by any applicable law, including, without limitation, the Uniform Commercial Code as enacted in the state of Colorado or the state which governs perfection of a security interest in the Collateral, whichever provides Lender with greater rights.  Each and every right or remedy granted to Lender pursuant to this Credit Agreement and the other Loan Documents, or allowed Lender by law or equity, shall be cumulative.  Failure or delay on the part of Lender to exercise any such right or remedy shall not operate as a waiver thereof.  Any single or partial exercise by Lender of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.

ARTICLE 13.  MISCELLANEOUS

13.1                           Costs and Expenses.  To the extent permitted by law, Borrower agrees to pay to Lender, on demand, all out-of-pocket costs and expenses (a) incurred by Lender (including, without limitation, the reasonable fees and expenses of counsel retained by Lender, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Loan Documents and the transactions contemplated thereby, and processing each Borrowing Notice; and (b) incurred by Lender (including, without limitation, the reasonable fees and expenses of counsel retained by Lender) in connection with the enforcement or protection of Lender’s rights under the Loan Documents upon the occurrence of an Event of Default or upon the commencement of an action by Borrower against Lender (except that if the court makes a specific finding that Borrower has prevailed on all or substantially all of its claims in such action brought by Borrower, Borrower shall not be obligated to pay the costs and expenses of Lender in connection with such action), including without limitation collection of the Revolving Loan and enforcement of its rights with respect to the Collateral (regardless of whether such enforcement or collection is by court action or otherwise).  Lender may, at its discretion, pay all amounts owing pursuant to clause (a) above by a Revolving Advance upon notice to Gaiam.

13.2                           Service of Process and Consent to Jurisdiction.  Borrower hereby agrees that any litigation with respect to this Credit Agreement or to enforce any judgment obtained against Borrower for breach of this Credit Agreement or under the Revolving Note or other Loan Documents may be brought in the courts of the State of Colorado and in the United States District Court for the District of Colorado (if applicable subject matter jurisdictional requirements are present), as Lender may elect; and, by execution and delivery of this Credit Agreement, Borrower irrevocably submits to such jurisdiction.  With respect to litigation concerning this Credit Agreement or under the Revolving Note or other Loan Documents within the jurisdiction of the courts of the State of Colorado or the United States District Court for the District of Colorado, Borrower hereby irrevocably appoints, until at least one (1) year following the Revolving Maturity Date, Corporation Service Company to serve as agent of Borrower to receive for and on behalf of Borrower at such agent’s Denver, Colorado office (presently at 1560 Broadway), service of process, which service may be made by mailing a copy of any summons or other legal process to Borrower in care of such agent.  Borrower agrees that Borrower shall maintain a duly appointed agent in Colorado for service of summons and other legal process as long as Borrower remains obligated under this Credit Agreement and shall keep Lender advised in writing of the identity and location of such agent.  The receipt by such agent and/or by Borrower of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower for all purposes of such litigation.

13.3                           Jury Waiver.  IT IS MUTUALLY AGREED BY AND BETWEEN LENDER AND BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE REVOLVING NOTE, OR THE OTHER LOAN DOCUMENTS.

13.4                           Arbitration.  Notwithstanding the provisions of Sections 13.2 and 13.3 hereof, the parties hereto agree, upon demand by either party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (a) the Loans and related Loan Documents which are the subject of this Credit Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (b) requests for additional credit.

13.4.1 Governing Rules.  Any arbitration proceeding will (a) proceed in a location in Colorado selected by the American Arbitration Association (“AAA”); (b) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (c) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

13.4.2 No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (a) foreclose against real or personal property collateral; (b) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (c) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (a), (b) and (c) of this Subsection.

13.4.3 Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

13.4.4 Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date and within 180 days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

13.4.5 Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Credit Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

13.4.6 Payment of Arbitration Costs and Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

13.4.7 Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

13.5                           Notices.  All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made:  (i) if delivered personally, immediately upon delivery, (ii) if by facsimile transmission, immediately upon sending and upon confirmation of receipt, (iii) if by nationally recognized overnight courier service with instructions to deliver the next Banking Day, one (1) Banking Day after sending, and (iv) if by United States Mail, certified mail, return receipt requested, five (5) Banking Days after mailing.

13.5.1 Borrower:

Gaiam, Inc.

Suite 300

360 Interlocken Boulevard

Broomfield, Colorado 80021

FAX: (303) 265-9110

Attention: Chief Financial Officer

13.5.2 Lender:

Wells Fargo Bank, National Association

1242 Pearl Street

P.O. Box 227

Boulder, Colorado 80302

FAX: (303) 444-3295

Attention: Gaiam Relationship Manager

13.6                           Successors and Assigns.  This Credit Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of Lender.  Lender may, without Borrower’s consent, (a) transfer its interest hereunder to a Person at least fifty percent (50%) the equity interest in which is owned by Lender or which owns at least fifty percent (50%) of the equity interest in Lender or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of Lender; and (b) grant to a Person one or more participation interests in the Loans.  In connection with any such assignment or transfer, or negotiations in connection with any proposed assignment, transfer, or participation, Lender may disclose all documents and information which Lender now has or hereafter acquires relating to Borrower or its business or any Collateral.

13.7                           Severability.  The invalidity or unenforceability of any provision of this Credit Agreement or the other Loan Documents shall not affect the remaining portions of such documents or instruments; in case of such invalidity or unenforceability, such documents or instruments shall be construed as if such invalid or unenforceable provisions had not been included therein.

13.8                           Applicable Law.  To the extent not governed by federal law, this Credit Agreement and the other Loan Documents, and the rights and obligations of the parties hereto and thereto shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, without giving effect to any otherwise applicable rules concerning conflicts of law.

13.9                           Captions.  The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.

13.10                     Complete Agreement; Amendments.  THIS CREDIT AGREEMENT, THE REVOLVING NOTE, AND THE OTHER LOAN DOCUMENTS ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT.  LENDER AND BORROWER ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.  This Credit Agreement (together with all exhibits hereto, which are incorporated herein by this reference) and the other Loan Documents represent the entire understanding of Lender and Borrower with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.  This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower and Lender.  Borrower agrees that it shall reimburse Lender for all reasonable fees and expenses incurred by Lender in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement requested by Borrower.

13.11                     Additional Costs of Maintaining Loan.  Borrower shall pay to Lender from time to time such amounts as Lender may determine to be necessary to compensate Lender for any increase in costs to Lender which Lender determines are attributable to Lender’s making or maintaining a Revolving Advance hereunder or its obligation to make such Revolving Advance, or any reduction in any amount receivable by Lender under this Credit Agreement or the Revolving Note in respect to such Revolving Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Credit Agreement in United States federal, state, municipal laws or regulations (including Regulation D of the Federal Reserve Board), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including Lender of or under any United States federal, state, municipal laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which:  (a) changes the basis of taxation of any amounts payable to Lender under this Credit Agreement or the Revolving Note in respect of such Revolving Advance (other than taxes imposed on the overall net income of Lender); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Lender; or (c) imposes any other condition affecting this Credit Agreement or the Revolving Note (or any of such extensions of credit or liabilities).  Lender will notify Borrower of any event occurring after the date of this Credit Agreement which will entitle Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Lender shall include with such notice, a certificate from Lender setting forth in reasonable detail the calculation of the amount of such compensation.  Determinations by Lender for purposes of this Section of the effect of any Regulatory Change on the costs of Lender of making or maintaining a Revolving Advance or on amounts receivable by Lender in respect of Revolving Advances, and of the additional amounts required to compensate Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

13.12                     Capital Requirements.  In the event that the introduction of or any change in:  (a) any law or regulation; or (b) the judicial, administrative, or other governmental interpretation of any law or regulation; or (c) compliance by Lender or any corporation controlling Lender with any guideline or request from any governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender, and Lender certifies that such increase is based in any part upon Lender’s obligations hereunder, and other similar obligations, Borrower shall pay to Lender such additional amount as shall be certified by Lender to Borrower to be the net present value (discounted at the Base Rate less the Base Rate Margin) of the amount by which such increase in capital reduces the rate of return on capital which Lender could have achieved over the period remaining until the Revolving Maturity Date but for such introduction or change.  Lender will notify Borrower of any event occurring after the date of this Credit Agreement that will entitle Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and of Lender’s determination to request such compensation.  Lender shall include with such notice, a certificate setting forth in reasonable detail the calculation of the amount of such compensation.  Determinations by Lender for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by Lender and of the amount of compensation owed to any Lender under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

13.13                     Replacement Notes.  Upon receipt by Borrower of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Revolving Note, and (in case of loss, theft or destruction) of the agreement of Lender to indemnify Borrower, and upon surrender and cancellation of such Revolving Note, if mutilated, then Borrower will execute and deliver a new Revolving Note to be dated as of the date of this Credit Agreement.

13.14                     Mutual Release.  Upon full indefeasible payment and satisfaction of the Bank Debt and Revolving Note and the other obligations contained in this Credit Agreement, Borrower and Lender shall, except as provided in Article 11 hereof with respect to indemnification obligations, thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Bank Debt.

13.15                     No Implied Waiver.  The acceptance by Lender at any time and from time to time of partial payments on the Bank Debt shall not be deemed a waiver of any Potential Default or Event of Default then existing.  No waiver by Lender of any Potential Default or Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Potential Default or event of Default.  No delay or omission by Lender in exercising any right or remedy shall impair that right or remedy or be construed as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or further exercise of that, or any other, right or remedy.

13.16                     Liberal Construction.  This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.

13.17                     Counterparts.  This Credit Agreement may be executed in any number of counterparts and by different parties to this Credit Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by facsimile or by e-mail transmission of an Adobe® file format document (also known as a PDF file), shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable.  Any party delivering an executed counterpart of this Credit Agreement by facsimile, or by e-mail transmission of an Adobe file format document also shall deliver an original executed counterpart of this Credit Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Credit Agreement.

13.18                     Affect of Amended and Restated Credit Agreement.  This Credit Agreement shall, upon compliance with the requirements of Section 8.1 hereof, be effective from the Effective Date forward, and the execution of this Credit Agreement shall not relieve any party to the 2002 Credit Agreement from their respective obligations thereunder for the period from the Original Effective Date to the Effective Date or from any liability for the failure to perform such obligations or from any liability arising out of indemnification obligations under the 2002 Credit Agreement.

[SIGNATURES BEGIN ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Credit Agreement as of the date first above written.

LENDER:

Wells Fargo Bank, National Association

By:	/s/ Zan M. Powell
Name: Zan M. Powell
Title: Vice President
Applicable Lending Office:
1242 Pearl Street
Boulder, CO 80302

BORROWER:

Gaiam, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President

Gaiam Americas, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President

Gaiam.com, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President

Gaiam Direct, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President

Gaiam International, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Janet Mathews
Name: Janet Mathews
Title: Secretary/Treasurer

Gaiam International II, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Janet Mathews
Name: Janet Mathews
Title: Secretary/Treasurer

Gaiam International III, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Janet Mathews
Name: Janet Mathews
Title: Secretary/Treasurer

Gaiam Media, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President

Gaiam Shared Services, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President

Gaiam Travel, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President

Gaiam West, Inc., a corporation formed under the laws of the State of California.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President

GT Media, Inc., a corporation formed under the laws of the State of Colorado.

By:	/s/ Lynn Powers
Name: Lynn Powers
Title: President